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                                                                   Exhibit 10.30

June 26, 2001


David W. J. Smith
69 Shelterwood Drive
Danville, CA 94506


Dear David:

I am delighted that you are considering my offer to join Cohesion Technologies as our Vice President of Marketing and Business Development. This letter confirms the package we discussed last evening.

Your salary will be $185,000 per year, to be paid bi-weekly. In addition, with the Board of Directors' approval, you will be granted 65,000 incentive stock options to purchase Cohesion Technologies Common Stock. The options will be priced at fair market value on your first day of employment at the Company. You will also receive a hire-on bonus of $75,000, to be paid in three installments:
$25,000 after 6 months of employment; $25,000 after 12 months of employment; and $25,000 after 18 months of employment.

As we discussed, should you be terminated for any reason other than cause during your first 18 months of employment, you will be provided with 6 months' of salary for severance and receive any unpaid portion of your hire-on bonus.

Cohesion Technologies expects all employees to protect proprietary information gained from prior and current employment. As such, we request that you honor your confidentiality obligations to your prior employers and that you sign the Cohesion Confidentiality and NonDisclosure Agreement.

You will be eligible to participate in our company's group health, dental, vision, short-term disability, long-term disability, and life insurance plans, effective upon your first day of employment. You will also be eligible to invest in the Cohesion Technologies 401(k) Plan and our Employee Stock Purchase Plan.

David, if you have any further question regarding any of the discussed terms, please do not hesitate to call Deborah Webster or me. I look forward to confirmation of your acceptance and having your join our team!

Sincerely,

/s/ David Foster

David Foster
Chief Executive Officer
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                                                    [COHESION TECHNOLOGIES LOGO]



Dear David,

I, David W. J. Smith, accept the position of Vice President of Marketing and Business Development at Cohesion Technologies, based on the terms outlined above. My expected start date is July 9, 2001.


/s/ David W. J. Smith
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David W. J. Smith